UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: June 22, 2009
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28925 Fountain Parkway, Solon, Ohio	44139

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (440) 519-8700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	Effective June 22, 2009, Agilysys, Inc. (the “Company”) announced the appointment of James H. Dennedy to its nine-member Board of Directors (the “Board”) to fill the vacancy created when Mr. Steve Tepedino resigned as a Director effective May 21, 2009 due to a conflict of interest.

Mr. Dennedy, Principal and Chief Investment officer of Arcadia Capital Advisors LLC (“Arcadia”), and Mr. Tepedino were both recommended by Ramius LLC and its affiliates (collectively, “Ramius”) pursuant to the terms of the Settlement Agreement (the “Agreement”) between the Company and Ramius executed on March 11, 2009. Both recommendations were subsequently approved by the Board.

Before joining Arcadia, Mr. Dennedy served as President and Chief Executive Officer of Engyro Corporation, an enterprise software company that provided software solutions to help organizations reduce IT management costs.

Mr. Dennedy currently serves as a director of NaviSite, Inc., where he is chair of the audit committee and a member of the compensation committee; I-many, Inc., where he is a member of the audit committee; and Entrust, Inc., where he is a member of the governance committee.

Mr. Dennedy was appointed as a Class C Director and will also serve on the Board’s Audit Committee. His remaining term as a Class C Director will expire at the Company’s 2009 Annual Meeting of Shareholders, at which time Mr. Dennedy will stand for re-election to the Board by the Company’s shareholders pursuant to the terms of the Agreement.

There are no transactions in which Mr. Dennedy has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

The press release issued by the Company on June 22, 2009 announcing Mr. Dennedy’s appointment to the Company’s Board of Directors is attached as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d)   Exhibits
99.1	Press Release issued by Agilysys, Inc. on June 22, 2009 announcing the appointment of James H. Dennedy to the Company’s Board of Directors

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Kenneth J. Kossin, Jr.
Kenneth J. Kossin, Jr.
Senior Vice President and Chief Financial Officer

Date: June 22, 2009

Exhibit Index

Exhibit Number	Description
99.1	Press Release issued by Agilysys, Inc. on June 22, 2009 announcing the appointment of James H. Dennedy to the Company’s Board of Directors